CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm in the Post-Effective Amendment #885 to the Registration
Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated
November 27, 2024 on the financial statements and financial highlights of Boston Common ESG Impact
International Fund, Boston Common ESG Impact U.S. Equity Fund and Boston Common ESG Impact
Emerging Markets Fund, each a series of Professionally Managed Portfolios.  Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ Tait, Weller & Baker LLP
Philadelphia, Pennsylvania
January 24, 2025